Exhibit 99.1

Steinway CEO Dana Messina Steps Down;

Chairman Michael Sweeney Appointed Interim CEO

For Immediate Release:

WALTHAM, MA - October 24, 2011 - Steinway Musical Instruments, Inc. (NYSE:LVB), one of the world’s leading manufacturers of musical instruments, today announced the resignation of CEO Dana Messina. Earlier this year, Steinway announced it was evaluating offers for Company assets and other strategic alternatives. Mr. Messina has agreed to step down as the Company’s CEO, a position he has held since 1996, due to his involvement in developing several of the strategic alternatives which the Company is considering. He will remain on Steinway’s Board of Directors.

Messina said, “Leading Steinway has been the job of a lifetime and I leave very proud of what we’ve accomplished over the last 15 years. It was a difficult decision to step down, but I know we have an extraordinary team of operating managers who will continue to lead this business to further success. I have no doubt that Steinway’s best days lie ahead.”

Chairman Michael Sweeney will serve as Steinway’s CEO for an interim period. He became a director of the Company in April 2011 and was appointed Chairman in July. Mr. Sweeney is Chairman of the Board of Star Tribune Media Holdings. He previously served as the president of Starbucks Coffee Company (UK) Ltd.

Sweeney commented, “On behalf of the Board of Directors, I would like to thank Dana for his many years of service to both Steinway & Sons and Conn-Selmer. Today both companies are at the very top of the musical instrument industry and Dana has played an important role in the achievement of that success. We wish him well in all of his future endeavors.”

In connection with Mr. Messina’s departure as CEO, the Company will recognize a severance charge of $2.7 million.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com